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                                                                     EXHIBIT 5.1

                          [VINSON & ELKINS LETTERHEAD]


                                 August 6, 1996


HealthCor Holdings, Inc.
5720 LBJ Freeway, Suite 550
Dallas, Texas  75240

Ladies and Gentlemen:

         We have acted as counsel to HealthCor Holdings, Inc., a Delaware corporation (the "COMPANY"), in connection with the Company's registration under the Securities Act of 1933 (the "SECURITIES ACT") of the offer and sale of an aggregate of 3,737,500 shares (the "SHARES") of common stock, par value $.01 per share (the "COMMON STOCK"), of the Company pursuant to the Company's Registration Statement on Form S-1 (File No. 333-5779) filed with the Securities and Exchange Commission (the "COMMISSION") on June 12, 1994, as amended through the date hereof (the "REGISTRATION STATEMENT").

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, and (iii) the By-Laws of the Company.

         Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued in accordance with the Underwriting Agreement (as that term is defined in the Registration Statement), will be validly issued by the Company, fully paid and non-assessable.

         The opinion expressed above is subject to the following assumptions, exceptions and qualifications:

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HealthCor Holdings, Inc.
August 6, 1996
Page 2


         (a) We have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) each natural person signing any document reviewed by us had the legal capacity to do so.

         (b) We have also assumed that (i) the Shares will be issued in accordance with the Underwriting Agreement as described in the Registration Statement, (ii) the full consideration for each Share shall be paid to the Company and in no event shall be less than the par value of such Shares, and
(iii) certificates evidencing the Shares shall be properly executed and delivered by the Company in accordance with the Registration Statement and the Delaware General Corporation Law (the "DGCL").

         The opinion expressed above is limited to the laws of the State of Texas, the DGCL and the federal laws of the United States of America.

         This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the Registration Statement and in the Prospectus included in the Registration Statement, as having passed on the validity of the Shares. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                        Very truly yours,


                                        /s/ VINSON & ELKINS L.L.P.